Attn: House Hack, Inc. dba Reinvest

8164 Platinum St., Ventura, CA 93004

I wrote an appraisal report dated July 31, 2024, for 95 N Ash St., Ventura, CA 93001. It gives my opinion of the property's value as of that date. You may reference that report and my opinion of value in your Offering Statement on Form 1-A (SEC File No. 024-12811), and you may name me as the appraiser who prepared it. This also covers any amendments to that filing.

This is not a reliance letter. This consent doesn't change the report's intended use or users, and it doesn't require me to update it.

Signature: Signed by: Sidney Loiseau
4E850C48D88642F...

Name: Sidney Loiseau

Firm Name: South Shore Appraisals CA

License #: AR041847

Date: 10/13/2026